Exhibit 4.188

26 February, 2011

Mr. Paul E. Wilson
Chief Executive Officer
Iceland America Energy, Inc.
707 Wilshire Blvd. Suite 4500
Los Angeles, CA 90017 USA

Mr. Brian D. Fairbank
President and Chief Executive Officer, Director
Nevada Geothermal Power, Inc.
Suite 900 - 409 Granville Street
Vancouver, BC, Canada, V6C 1T2

Re: Assignment and Assumption of LEA - IAE Agreements for Truckhaven, East Brawley and South Brawley Projects

Gentlemen,

We understand that Nevada Geothermal Power Inc. (NGP) and Iceland America Energy, Inc. (IAE) have signed an agreement giving NGP the exclusive right to purchase a 100 percent ownership of IAE's geothermal assets comprised of the Truckhaven, East Brawley and South Brawley Projects in Imperial County, California (the “NGP-IAE Transaction”). We further understand that your firms hope to close on the NGP-IAE Transaction by March 31, 2011.

Existing IAE-LEA Agreements: As you know, IAE has previously entered into the three separate agreements identified below with Layman Energy Associates, Inc. (LEA) which relate to the above projects (collectively, the “Existing IAE-LEA Agreements”):

1.	IAE-LEA Truckhaven Agreement: dated 16 December 2004 and entitled “Agreement for Sale and Purchase of Geothermal Resource Interests” which relates to the Truckhaven Project.

2.	IAE-LEA Imperial Agreement: dated 19 February 2008 and entitled “Agreement for Sale and Purchase of Geothermal Resource Interests” which relates to the East Brawley, South Brawley and Wister Projects.

3.	Amendment to IAE-LEA Truckhaven and Imperial Agreements: dated 25 October 2010 and entitled “First Amendment to the Agreement for Sale and Purchase of Geothermal Resource Interests” and which removed the Wister Project from the IAE-LEA Imperial Agreement and adjusted LEA’s compensation for the Truckhaven Project.

The Existing IAE-LEA Agreements contain certain commercial terms critical to

LEA’s interest which include, but are not limited to, the requirement for IAE to make certain payments to LEA as listed below:

  future Development Fee and royalty payments for the East Brawley and South Brawley Projects, as specified in Article 5 of the IAE-LEA Imperial Agreement;

  future Development Fee and royalty payments for the Truckhaven Project, as specified in Articles 1and 2 of the Amendment to IAE-LEA Truckhaven and Imperial Agreements;

  a payment of $50,000 for reimbursement of out-of-pocket and manpower expenses, to be paid within 10 days of closing of the NGP-IAE Transaction, as specified in Article 3 of the Amendment to IAE-LEA Truckhaven and Imperial Agreements.

Prior Efforts to Re-negotiate Existing IAE-LEA Agreements: As you know, IAE provided complete copies of the Existing IAE-LEA Agreements to NGP in December 2010. Thereafter, in order to facilitate the proposed NGP-IAE Transaction, IAE and NGP jointly negotiated with LEA to secure certain reductions in future compensation to be received by LEA under the Existing IAE-LEA Agreements. These negotiations continued through mid- February 2011 but no definitive agreement was reached by the parties and the Existing IAE- LEA Agreements accordingly remain in full force and effect in accordance with their respective terms. We now understand that IAE and NGP are no longer seeking reductions in LEA’s future compensation; that IAE is prepared to assign the Existing IAE-LEA Agreements without modification to NGP; and that NGP is prepared to assume the rights and obligations of IAE under these Existing IAE-LEA Agreements as part of the NGP-IAE Transaction.

LEA Conditional Approval of Proposed Assignment: LEA hereby approves and consents to the proposed assignment by IAE to NGP of all (but not less than all) of IAE’s rights and obligations under the Existing LEA-IAE Agreements (the “Assignment”) subject to satisfaction of the following conditions:

(i)

NGP shall have expressly and unconditionally assumed all of the IAE obligations under the Existing LEA-IAE Agreements pursuant to a definitive written agreement governing the Assignment, which agreement has been signed by IAE and NGP as part of the NGP- IAE Transaction, and a copy of which provided to LEA;

(ii)	LEA has received the sum of $50,000 in satisfaction of IAE’s obligations under Article 3 of the Amendment to the IAE-LEA Truckhaven and Imperial Agreements;

(iii)	The Assignment occurs on or before April 30, 2011; and

(iv)	The Assignment is to NGP (but no other party).

Nothing herein shall be deemed consent by LEA to any other assignments or transfers by IAE or to modify the Existing LEA-IAE Agreements or any rights or remedies of LEA there under. Moreover, the foregoing conditions (i)- (iv) are for the sole benefit of LEA and none shall be deemed waived or modified unless such waiver or modification is set forth in writing signed by LEA.

Sincerely,

/S/ Erik B. Layman

Erik B. Layman
President
Layman Energy Associates, Inc.

Acknowledgement by NGP and IAE:

For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, (i) upon closing of the NGP-IAE Transaction, IAE shall be deemed to assign and transfer to NGP and NGP shall be deemed to accept and assume from IAE, all of IAE's rights and obligations under the Existing IAE-LEA Agreements and (ii) NGP hereby agrees that, in the event NGP acquires any interest of IAE in any of the South Brawley, East Brawley, Wister or Truckhaven projects described in the Existing IAE-LEA Agreements, then NGP shall be deemed to assume all obligations of IAE under the Existing IAE-LEA Agreements for the benefit of LEA and agrees to be bound the terms and conditions of such agreements.

Brian D. Fairbank	Date
Chief Executive Officer
Nevada Geothermal Power, Inc.

Paul E. Wilson	Date
Chief Executive Officer
Iceland America Energy, Inc.